Exhibit 107.1
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

P3 HEALTH PARTNERS INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2024 Employment Inducement Incentive Award Plan	Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c) and 457(h)	16,500,000	(2)	$0.72	(3)	$11,855,250.00	$147.60 per $1,000,000	$1,749.83
	Total Offering Amounts							$11,855,250.00		$1,749.83
	Total Fee Offsets									$—
	Net Fee Due									$1,749.83

(1)In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the P3 Health Partners Inc. 2024 Employment Inducement Incentive Award Plan (the “Inducement Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Inducement Plan.
(2)Consists of 16,500,000 shares of Common Stock that are issuable under the Inducement Plan pursuant to its terms.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on May 6, 2024.